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Exhibit 10.8
SEPARATION AGREEMENT

SEPARATION AGREEMENT dated the 13th day of September, 2012 between VALEANT PHARMACEUTICALS INTERNATIONAL, INC. (“Valeant”) and Rajiv De Silva (“Mr. De Silva” and together with Valeant, the "Parties").

WHEREAS, Mr. De Silva is serving as Valeant’s President and Chief Operating Officer, Specialty Pharmaceuticals, pursuant to an Agreement entered into on November 11, 2010 (the “2010 Agreement”);

WHEREAS, the parties have agreed that Mr. De Silva’s employment with Valeant shall terminate, and he will cease to serve as President and Chief Operating Officer, Specialty Pharmaceuticals, effective as of the Termination Date (as defined below);

WHEREAS, in connection with his ceasing to serve as President and Chief Operating Officer, Specialty Pharmaceuticals, Valeant has agreed to provide Mr. De Silva with certain payments and benefits;

WHEREAS Valeant and Mr. De Silva desire to enter into this Separation Agreement (this “Agreement”) to set forth the Parties’ agreement as to Mr. De Silva’s entitlements and continuing obligations in connection with his termination of employment with Valeant.

NOW THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency whereof is hereby acknowledged, the Parties hereto agree as follows:

1.	Capitalized Terms. Unless otherwise defined herein, capitalized terms shall have the meaning set forth in the 2010 Agreement.

2.	Termination Date; Interim Period.

(a)
The parties agree that the Termination Date shall be January 15, 2013 and that Mr. De Silva’s employment with Valeant and service as President and Chief Operating Officer, Specialty Pharmaceuticals, shall terminate as of the Termination Date. Effective as of the Termination Date, Mr. De Silva hereby resigns from all positions he holds as an officer, director, benefit plan trustee or otherwise with respect to Valeant and its subsidiaries.

(b)
During the period between the date hereof and the Termination Date (the "Transition Period"), Mr. De Silva's title and salary shall remain unchanged and his equity compensation awards shall remain outstanding and continue to vest in accordance with their existing terms, subject to this Section 3(b). Upon the Termination Date, any of such equity compensation awards that are unvested shall

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immediately terminate, except as specifically set forth in this Separation Agreement. Any stock options which are vested as of the Termination Date shall be treated in accordance with their existing terms governing termination of employment. The termination of employment shall be treated as a resignation for purposes of such stock options. Notwithstanding the provisions of the grant of Performance Share Units granted to Mr. De Silva under the 2010 Agreement, the Parties hereby agree that the maximum vesting of such Performance Share Units which may occur during the Transition Period shall be the vesting of 87,952 Performance Share Units upon the attainment of a Per Share Price (as defined in the 2010 Agreement) exceeding $58.24. For the avoidance of doubt, the “Per Share Price” shall take into account the $1.00 per share dividend that was payable to shareholders of Valeant common shares on December 22, 2010 as if such $1.00 were reinvested on such dividend payment date.

(c)
The Parties agree that, during the Transition Period, Valeant may implement changes to Mr. De Silva's duties and responsibilities, it being agreed that any such changes prior to the date hereof or during the Transition Period shall not constitute Good Reason under the 2010 Agreement or be the basis for any claim against Valeant or any of its affiliates.

3.
Remuneration Upon Termination. The parties acknowledge that in connection with Mr. De Silva’s termination of employment with Valeant, he shall be entitled to (or eligible for, as the case may be) the following:

(a)	any accrued but unpaid salary or vacation pay, which shall be paid to him in accordance with Valeant's policies with respect to such remuneration;

(b)
subject to Mr. De Silva executing the general release of claims attached hereto as Annex A (the “Release”), within 60 days following the Termination Date, and the applicable seven (7) calendar day revocation period expiring (the date upon which such revocation expires being referred to hereinafter as the "Effective Date"), a lump amount equal to US $1,600,000, such amount to be payable within ten days following the Effective Date (subject to Section 7 hereof);

(c)	subject to the occurrence of the Effective Date, Mr. De Silva will be eligible to receive the following incentive compensation payments:

(i)
a payment of US $500,000, which will be earned if the target described in Annex B is achieved; provided that, if such target is not achieved, Valeant's Chief Executive Officer shall have the discretion to pay part or all of this payment;

(ii)
a payment of US $500,000, which will be earned if the target described in Annex B is achieved; provided that, if such target is not achieved, Valeant's Chief Executive Officer shall have the discretion to pay part or all of this payment;

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(iii)
a payment of up to US $600,000, which will be payable in the discretion of Valeant's Chief Executive Officer, based on Mr. De Silva's successfully leading integration efforts relating to the Medicis Pharmaceutical Corporation transaction.

Valeant shall make any performance determinations required under this Section 3(c) in its good faith discretion. Any payment made pursuant to this Section 3(c) shall be payable within ten days following the Effective Date (subject to Section 7 hereof);

(d)
subject to the occurrence of the Effective Date, Mr. De Silva will be entitled to a payment of US $2,500,000, which amount shall be shall be payable within ten days following the Effective Date (subject to Section 7 hereof); provided, however, that if the grant of Performance Share Units granted to Mr. De Silva under the 2010 Agreement shall vest on or prior to the Termination Date as a result of the attainment of a Per Share Price exceeding $58.34 (as determined pursuant to the 2010 Agreement, as modified by Section 2(b) hereof), Mr. De Silva shall not be entitled to the payment described in this Section 3(d);

(e)
subject to the occurrence of the Effective Date, Mr. De Silva will be entitled to an annual bonus in respect of 2012 (at target) in the amount of US $637,000. Any payment made pursuant to this Section 3(e) shall be payable within ten days following the Effective Date (subject to Section 7 hereof); and

(f)
subject to the occurrence of the Effective Date, Mr. De Silva and his eligible dependents will continue to be covered under any health, medical, dental and vision care plan in which he was eligible to participate immediately prior to the Termination Date for 12 months following the Termination Date on terms no less favorable to Mr. De Silva and his dependents (including with respect to payment for the costs thereof) than those in effect immediately prior to the Termination Date.

4.	Covenant Not to Solicit

(a)
To protect the confidential information and other trade secrets of Valeant and its affiliates as well as its goodwill, Mr. De Silva hereby agrees, that for a period of twelve (12) months following the Termination Date, not to solicit, attempt to solicit, or participate in or assist in any way in the solicitation or attempted solicitation of any employees or independent contractors of Valeant or any its affiliates. For purposes of this covenant, “solicit” or “solicitation” means directly or indirectly influencing or attempting to influence employees of Valeant or any of its affiliates to become employed with any other person, partnership, firm, corporation or other entity regardless of which party first contacted the other. Mr. De Silva agrees that the covenants contained in this paragraph are reasonable and necessary to protect the confidential information and other trade secrets of Valeant and its affiliates, provided, that solicitation through general advertising or the

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provision of references shall not constitute a breach of such obligations. Notwithstanding the foregoing, the foregoing restrictive provisions shall not apply with respect to the person indentified on Annex C to this Separation Agreement.

(b)
It is the intent and desire of Mr. De Silva and Valeant (and its affiliates) that the restrictive provisions in this subsection be enforced to the fullest extent permissible under the laws and public policies as applied in each jurisdiction in which enforcement is sought. If any particular provision in this subsection shall be determined to be invalid or unenforceable, such covenant shall be amended, without any action on the part of either party hereto, to delete therefrom the portion so determined to be invalid or unenforceable, such deletion to apply only with respect to the operation of such covenant in the particular jurisdiction in which such adjudication is made. Mr. De Silva acknowledges that Valeant or its affiliates will suffer irreparable injury, not readily susceptible of valuation in monetary damages, if Mr. De Silva breaches his obligations under this subsection. Accordingly, Mr. De Silva agree that Valeant and its affiliates will be entitled, in addition to any other available remedies, to obtain injunctive relief against any breach or prospective breach by Mr. De Silva of his obligations under this subsection in any Federal or state court sitting in the State of New Jersey, or, at Valeant’s (or its affiliate’s) election, in any other state or jurisdiction in which Mr. De Silva maintains his principal residence or his principal place of business. Mr. De Silva agrees that Valeant or its affiliates may seek the remedies described in the preceding sentence notwithstanding any arbitration or mediation agreement that Mr. De Silva may enter into with Valeant or any of its affiliates. Mr. De Silva hereby submits to the non-exclusive jurisdiction of all those courts for the purposes of any actions or proceedings instituted by Valeant or its affiliates to obtain that injunctive relief, and Mr. De Silva agrees that process in any or all of those actions or proceedings may be served by overnight courier (including Federal Express), addressed to the last address provided by Mr. De Silva to Valeant, or in any other manner authorized by law.

5.
Non-Disparagement. Mr. De Silva agrees not to make written or oral statements about Valeant or the Releasees described in the Release that are negative or disparaging. Valeant shall require its directors and executive officers not to make written or oral statements Mr. De Silva that are negative or disparaging. Notwithstanding the forgoing, nothing in this Agreement shall preclude either Party (and, in the case of Valeant, its directors and executive officers) from communicating or testifying truthfully to the extent required by law to any federal, state, provincial or local governmental agency or in response to a subpoena to testify issued by a court of competent jurisdiction.

6.
Other Company Policies. Mr. De Silva agrees that he shall continue to be bound by and comply with the terms of your confidentiality obligations to Valeant, the Standards of Business Conduct and any other policies of Valeant and its affiliates that survive termination of employment.

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7.	Indemnification. From and after the date hereof, Mr. De Silva shall be indemnified by Valeant as provided in its by-laws.

8.
Section 409A; Other Tax Matters. The parties intend for the payments and benefits under this Agreement to be exempt from Section 409A or, if not so exempt, to be paid or provided in a manner which complies with the requirements of such section, and intend that this Agreement shall be construed and administered in accordance with such intention. Any payments that qualify for the “short-term deferral” exception or another exception under Section 409A shall be paid under the applicable exception. For purposes of the limitations on nonqualified deferred compensation under Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation. Notwithstanding any other provision of this Agreement, the Company may withhold from amounts payable under this Agreement all amounts that are required or authorized to be withheld, including, but not limited to, federal, state, local and foreign taxes required to be withheld by applicable laws or regulations.

9.
Entire Agreement. This Agreement sets forth the entire agreement between Mr. De Silva and Valeant concerning the termination of Mr. De Silva’s employment, and supersedes any other written or oral promises concerning the subject matter of this Agreement, including, without limitation, those set forth in the 2010 Agreement. For the avoidance of doubt, all unvested Company equity awards granted to Mr. De Silva pursuant to the 2010 Agreement or otherwise shall be forfeited, without consideration, on the Termination Date. No waiver or amendment of this Agreement will be effective unless it is in writing, refers to this Agreement, and is signed by Mr. De Silva and the Chief Executive Officer of Valeant.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.

VALEANT PHARMACEUTICALS
INTERNATIONAL, INC.

By: /s/ J. Michael Pearson

/s/ Rajiv De Silva
Rajiv De Silva

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ANNEX A

General Waiver & Release

This Legal Release (“Release”) dated as of the last date executed below (the “Release Date”) is between Valeant Pharmaceuticals International, Inc. (the “Company”) and Rajiv De Silva (“Employee”).

Employee Release. Employee, on behalf of himself, and Employee’s heirs, executors, administrators, and/or assigns, does hereby RELEASE AND FOREVER DISCHARGE the Company, together with its parents, subsidiaries, affiliates, predecessors, and successor corporations and business entities, past, present and future, and its and their agents, directors, officers, employees, shareholders, insurers and reinsurers, and employee benefit plans (and the trustees, administrators, fiduciaries, agents, insurers, and reinsurers of such plans) past, present and future, and their heirs, executors, administrators, predecessors, successors, and assigns (collectively, the “RELEASEES”), of and from any and all legally waivable claims, causes of actions, suits, lawsuits, debts, promises, agreements and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected, which Employee or which Employee’s heirs, executors administrators, or assigns hereafter ever had, now have, or may have, from the beginning of time to the date Employee executes this Release except as expressly set forth herein. This general waiver and release does not include any claims, causes of actions, suits, lawsuits, debts, and demands whatsoever in law or in equity, known or unknown, suspected or unsuspected which may come into existence post the date of this Release.

The claims being waived and released include, without limitation:

(a)    any and all claims of violation of any foreign or United States federal, state, provincial and local law arising from or relating to Employee’s recruitment, hire, employment and termination of employment with the Company;

(b)    any and all claims of wrongful discharge, emotional distress, defamation, misrepresentation, fraud, detrimental reliance, breach of contractual obligations, promissory estoppel, negligence, assault and battery, and violation of public policy;

(c)    all claims to disputed wages, compensation, and benefits, including any claims for violation of applicable state laws relating to wages and hours of work;

(d)    any and all claims for violation of any state or federal statute or regulation relating to termination of employment, unlawful discrimination, harassment or retaliation under applicable federal, state and local constitutions, statutes, laws, and regulations (which includes, but is not limited to, the Age Discrimination in Employment Act, as amended (“ADEA”), Title VII of the Civil Rights Act of 1964, 42 U.S.C. 1981, the Employee Retirement Income Security Act (“ERISA”),

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the Family and Medical Leave Act of 1993, the Americans with Disabilities Act, the Rehabilitation Act, the Equal Pay Act, the Worker Adjustment and Retraining Notification Act, the New Jersey Law Against Discrimination and Conscientious Employee Protection Act, the California Fair Employment and Housing Act and the California Family Rights Act), the Ontario Employment Standards Act, 2000, Human Rights Code, and Workplace Safety and Insurance Act; and

(e)    any and all claims for monetary damages and any other form of personal relief.

In waiving and releasing any and all claims against the Releasees, whether or not now known to Employee, Employee understands that this means that, if Employee later discovers facts different from or in addition to those facts currently known by Employee, or believed by Employee to be true, the waivers and releases of this Release will remain effective in all respects — despite such different or additional facts and Employee’s later discovery of such facts, even if Employee would not have agreed to this Release if Employee had prior knowledge of such facts.

In order to waive and release any and all claims against the Releasees, whether or not now known, Employee expressly waives and releases all rights under California Civil Code section 1542 (or under any similar statute in any other jurisdiction) which states [NOTE TO DRAFT: Specific statutory languagelanguage to be added]:

A general release does not extend to claims which the creditor (e.g., Employee) does not know or suspect to exist in his favor at the time of executing the release, which, if known by him, must have materially affected his settlement with the debtor (e.g., the Company).

The only claims that are not being waived and released by Employee hereunder are claims Employee may have for:

(a)    unemployment, state disability and/or paid family leave insurance benefits pursuant to the terms of applicable state law;

(b)    continuation of existing participation in Company-sponsored group health benefit plans, at Employee’s full expense, under the United States federal law known as “COBRA” and/or under any applicable state counterpart law;

(c)    any benefit entitlements that are vested as of the Separation Date pursuant to the terms of a Company-sponsored benefit plan governed by the United States federal law known as “ERISA;”

(d)    stock and/or vested option shares pursuant to the written terms and conditions of Employee’s existing stock option or other equity award grants and agreements, existing as of the Termination Date;

(e)    violation of any foreign or United States federal, state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable;

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(f)    any claims, causes of actions, suits, lawsuits, debts, or demands whatsoever arising out of or relating to the Employee’s right to enforce the terms of this Release and the Separation Agreement dated September [ ], 2012 between the Employee and the Company (the "Separation Agreement"); and

(g)    any wrongful act or omission occurring after the date Employee signs this Release.

Nothing in this Release prevents or prohibits Employee from filing a claim with a government agency, such as the U.S. Equal Employment Opportunity Commission, that is responsible for enforcing a law. However, Employee understands that, because Employee is waiving and releasing all claims “for monetary damages and any other forms of personal relief” through the date upon which Employee signs this Release, Employee may not recover any monetary relief from such a claim and may only seek and receive non-personal forms of relief through any such claim.

Confidentiality of this Release. Employee agrees, covenants and promises that Employee has not communicated or disclosed, and will not hereafter communicate or disclose, the terms of this Release, to any persons with the exception of: (1) members of Employee’s immediate family, Employee’s attorneys, accountants, tax, or financial advisors, each of whom shall be informed of this confidentiality obligation and shall agree to be bound by its terms; (2) to the Internal Revenue Service or state or local taxing authority; (3) as is expressly required or protected by law; or (4) in any action to challenge or enforce the terms of this Release provided that such disclosure is protected from public disclosure by an appropriate confidentiality order to the maximum extent permitted by applicable authority. Employee agrees to be liable for any breach of this Paragraph by the individuals identified in clause (1) above.

No Admission. Nothing about the fact or content of this Release shall considered to be or treated by Employee or the Company as an admission of any wrongdoing, liability or violation of law by Employee or by any Releasee.

Consideration & Revocation Periods; Effective Date. Employee acknowledges that (a) the Company has advised him of his right to consult with an attorney prior to signing this Release; (b) he has carefully read and fully understands all of the provisions of this Release, and (c) he is entering into this Release, including the releases set forth herein, knowingly, freely and voluntarily in exchange for good and valuable consideration (including, but not limited to, the payments to be made under Sections 3(b)-(g) of the Separation Agreement) to which he would not be entitled in the absence of signing this Release. Employee has forty-five (45) calendar days to consider this Release, although he may sign it sooner, but not before [January 15, 2013].

In addition, for the period of seven (7) calendar days after the date Employee signs this Release (“7-day Revocation Period”), Employee may revoke it by delivering written notice ofrevocation to the Company by hand-delivery or by facsimile or e-mail transmission using the street, facsimile or e-mail address for the Company stated below.

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Because of this 7-day Revocation Period, this Release will not become effective and enforceable until the eighth calendar day after the date Employee signed it (the "Effective Date" referred to in the Separation Agreement), provided that Employee has delivered Employee’s signed Release to the Company, and Employee did not revoke the Release.

Delivery to the Company. Employee should return this Release, signed by Employee (and any notice of revocation, if applicable) to:

Valeant Pharmaceuticals International, Inc.
700 U.S. Highway 202/206
Bridgewater, NJ 08807
Attn: General Counsel

Judicial Interpretation/Modification; Severability. In the event that this Release shall be held to be void, voidable, unlawful or, for any reason, unenforceable, the Release shall be voidable at the sole discretion of the Company.

Changes to Release. No changes to this Release can be effective except by another written agreement signed by Employee and by the Chief Executive Officer.

Complete Agreement. Except for the Separation Agreement, this Release, assuming it is executed and not revoked during the 7-day Revocation Period, cancels, supersedes and replaces any and all prior agreements (written, oral or implied-in-fact or in-law) between Employee and the Company regarding all of the subjects covered by this Release. This Release and the Separation Agreement (and the documents referenced therein) are the full, complete and exclusive agreement between Employee and the Company regarding all of the subjects covered by this Release and the Separation Agreement, and neither the Employee nor the Company is relying on any representation or promise that is not expressly stated in this Release or the Separation Agreement.

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I HAVE READ THIS RELEASE. I UNDERSTAND THAT I AM GIVING UP IMPORTANT RIGHTS. I AM AWARE OF MY RIGHT TO CONSULT WITH AN ATTORNEY OF MY OWN CHOOSING DURING THE CONSIDERATION PERIOD, AND THAT THE COMPANY HAS ADVISED ME TO UNDERTAKE SUCH CONSULTATION BEFORE SIGNING THIS RELEASE. I SIGN THIS RELEASE FREELY AND VOLUNTARILY, WITHOUT DURESS OR COERCION.

Date: _________________________ _______________________________